Archer Wins Competitive Bid Process To Acquire Lilium's Patent Portfolio ● Lilium was founded in 2015 and spent over $1.5B developing advanced technologies related to electric vertical takeoff and landing (eVTOL) aircraft ● The Lilium patent portfolio is made up of key innovations in eVTOL technology, including ducted fans, propeller systems, high-voltage systems, battery management, aircraft design, flight controls, and electric engines ● Acquisition bolsters Archer’s rapidly growing patent portfolio by adding ~300 patent assets covering current and next-generation eVTOL technologies ● Archer’s portfolio now includes over 1,000 patent assets worldwide LAS VEGAS, Nevada (NBAA 2025) – October 15, 2025 – Archer Aviation Inc. (NYSE: ACHR), a leading developer of electric vertical takeoff and landing (eVTOL) aircraft, today announced that it has won the competitive bid process to acquire Lilium GmbH’s portfolio of ~300 advanced air mobility patent assets for €18M, including patents relating to key innovations in high-voltage systems, battery management, advanced aircraft design, flight controls, electric engines, propellers, and ducted fans. This acquisition strengthens Archer’s leadership position in next-generation electric aviation and reinforces its commitment to ensuring the U.S. leads the way when it comes to critical eVTOL technology. The transaction follows industry consolidation in the advanced air mobility sector, including a recent acquisition of Volocopter by a Chinese buyer. “Lilium’s pioneering work advanced the frontier of eVTOL design and technology, and we’re excited to bring their cutting-edge technologies into the fold at Archer as we advance our product roadmap,” said Adam Goldstein, Founder and CEO of Archer. Over the course of its development, Lilium spent more than $1.5B to develop the key enabling technologies related to its visionary eVTOL platform that was regarded by many as technologically ahead of its time. Through this purchase, Archer gains key enabling technologies that bolster its current platforms, including what is believed to be the leading patent portfolio on ducted fan technology in the world. In July 2025, the U.S. Department of Transportation and Federal Aviation Administration announced the modernization of the special airworthiness certification (MOSAIC) final rule to drive innovation across the light-sport sector. Archer believes Lilium’s ducted fan technology could unlock future development in both the light-sport and regional air mobility sectors. ___ About Archer Archer is designing and developing the key enabling technologies and aircraft necessary to power the future of aviation. To learn more, visit www.archer.com. Forward-Looking Statements This press release contains forward looking statements regarding Archer’s future business plans, goals and strategy, including statements regarding Archer’s aircraft performance, Archer’s plans to develop, certify, manufacture and commercialize its aircraft, expected benefits and use cases of the acquired patent portfolio, the anticipated timing of the closing of the transaction described above and potential impacts on Archer’s business. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors. The risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed in Archer’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, available at www.sec.gov. In addition, please note that any forward-looking statements contained herein are based on assumptions that Archer believes to be reasonable as of the date of this press release. Archer undertakes no obligation to update these statements as a result of new information or future events.

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